EXHIBIT 10.6

Description of STERIS plc Non-Employee Director Compensation Program

Summarized below is the Director compensation program for STERIS plc (“STERIS”) non-employee Directors for the term of office beginning August 1, 2017 and subsequent terms.

An annual retainer of $340,000 is payable to the Chairman of the Board and an annual retainer of $240,000 is payable to each other non-employee Director. The retainer fees are payable in full at the beginning of each Director’s term. Retainer fees are fully vested immediately, regardless of the form in which paid.

For the term of office beginning August 1, 2017 the retainer fee is payable as follows: $65,000 in cash ($105,000 for the Chairman), $67,500 in stock options ($97,500 for the Chairman) and $67,500 in career restricted stock units (“CRSUs”) ($97,500 for the Chairman). Each Director may elect to receive all or a part of the cash or option portions of the foregoing fee in STERIS shares or CRSUs and may elect to receive all or part of the CRSU portion of the foregoing fee in STERIS shares. The remaining $40,000 of the retainer fee for the term of office beginning in 2017 is payable as follows: $20,000 in stock options and $20,000 in CRSUs.

For the term of office beginning in 2018, the retainer fee will be as follows: $65,000 in cash ($105,000 for the Chairman), $87,500 in stock options ($117,500 for the Chairman) and $87,500 in career restricted stock units (“CRSUs”) ($117,500 for the Chairman). Each Director may elect to receive all or a part of the cash or option portions of the fee in STERIS shares or CRSUs and may elect to receive all or part of the CRSU portion of the fee in STERIS shares.

Notwithstanding the foregoing, the available forms of payment for Directors who have not satisfied the Company’s Non-Employee Director Stock Ownership Guidelines are limited until such time as those Guidelines have been satisfied. A Director who has not met the Guidelines will receive a retainer fee of $65,000 in cash, with the remaining portion of such Director’s retainer fee payable in CRSUs. The Director also may elect to receive additional CRSUs in lieu of all or part of the cash portion of the fee.

Permitted elections for incumbent Directors are required to be made on or before the December 31 that immediately precedes the beginning of the term for which the compensation will be paid.

The number of CRSUs or STERIS shares a Director is entitled to receive is determined based upon the dollar amount of the retainer fees elected to be received in CRSUs or STERIS shares, and the NYSE STERIS per share closing price on the effective date of grant. The number of options a Director is entitled to receive is determined based upon the same factors and a Black-Scholes calculation, and the option price is the NYSE per share closing price on the effective date of grant.

A Director’s CRSU’s will be settled in STERIS ordinary shares six months after the cessation of the Director’s Board service. Directors will be paid cash dividend equivalents on their CRSUs as dividends are paid on STERIS ordinary shares.

Effective for the term of office beginning August 1, 2017 Annual Committee Chair fees are payable in the following amounts, with payments to be made at the beginning of each term: $20,000 for the Audit Committee Chair and $15,000 for the other Committee Chairs. Meeting fees are payable at a rate of $1,000 per meeting for Board meetings and assigned Committee meetings attended in excess of 20 during the annual term.

The STERIS Director compensation program for non-employee Directors may be modified by the Board of Directors.